UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 24, 2024

Everest Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Seon Place – 4th Floor 141 Front Street PO Box HM 845 Hamilton, Bermuda		HM 19

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol(s)	Name of Exchange where registered
Common Shares, $0.01 par value	EG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act. ☐

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On March 25, 2024, Everest Group, Ltd. (the "Company") announced the appointment of Mike Karmilowicz to Chairman, Everest Global Insurance where he will support the advancement of the Company's global insurance strategy, driving key strategic initiatives.
In connection with such appointment, Mr. Karmilowicz entered into an Amended and Restated Employment Agreement, dated as of March 24, 2024 (the "Agreement"). The Agreement modifies Mr. Karmilowicz's existing employment agreement to increase his target annual incentive bonus to 140% of his base salary, which is unchanged at $800,000. For 2024, the Agreement provides that Mr. Karmilowicz shall receive his target bonus. In addition, Mr. Karmilowicz's target value for equity compensation increased to 160% of his base salary for the fiscal year prior to the calendar year in which the Compensation Committee makes its determination to grant such a share award. In the event that Mr. Karmilowicz were to resign before January 1, 2025, the resignation would be treated as being for "Good Reason" under the Agreement. The Agreement also includes an eight-month non-competition covenant, running from the date of resignation, and a sixteen-month non-solicitation, non-interference and non-disparagement covenant, running from the date of termination of employment.
The Company intends to file the Agreement as an exhibit to its Form 10-Q for the quarter ended March 31, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST GROUP, LTD.

	By:	/S/ ROBERT J. FREILING
Robert J. Freiling Senior Vice President and Chief Accounting Officer

Dated: March 28, 2024